Exhibit 99.18

May 5, 2006

Crescent Capital VI, LLC

11624 SE 5th Street, Suite 200

Bellevue, WA  98005

Attn:       Jeffrey D. Gow

Re:          Financing Commitment Letter dated February 17, 2006

Gentlemen:

This letter agreement, upon acceptance by you, shall amend the Financing Commitment Letter (the “Commitment Letter”) dated February 17, 2006 and previously accepted by you, as follows:

1.                                       The phrase “Offer Letter” shall mean the letter dated May 5, 2006 from Crescent Capital VI, LLC to FirstBank NW Corp., a Washington corporation.

2.                                       Our total committed investment set forth on the signature page of the Commitment Letter shall be increased to $                           .

Except as stated above, the Commitment Letter remains in full force and effect without amendment or modification thereto.

Sincerely,

 [Investor]

By
Name:
Title:

Acknowledged and Accepted this 5th day of May, 2006.

Crescent Capital VI, L.L.C.

By
Name:
Title: